NEWS from
801 Louisiana, Suite 700
Houston, Texas 77002
Main: (713) 780-9494
Fax: (713) 780-9254
Contact:
Robert Turnham, President	Traded: NYSE (GDP)
Jan Schott, Chief Financial Officer

FOR IMMEDIATE RELEASE

GOODRICH PETROLEUM ANNOUNCES PRICING OF UPSIZED OFFERING
OF $275 MILLION OF SENIOR NOTES

Houston, Texas – February 25, 2011.  Goodrich Petroleum Corporation (NYSE: GDP) today announced the pricing of its private placement of $275 million of 8.875% senior unsecured notes due 2019.  The notes were sold at 100% of par to yield 8.875% to maturity.  The offering is expected to close on March 2, 2011, subject to customary closing conditions.  Goodrich Petroleum intends to place $175 million of the net proceeds of this offering into escrow, to be used for the redemption in December 2011 of its $175 million outstanding 3.25% convertible senior notes due 2026 or to repurchase such convertible notes prior to redemption.  Any remaining net proceeds are intended to be used for general corporate purposes, including funding a portion of the Company’s 2011 capital expenditure program.

The securities offered have not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The senior unsecured notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.